Exhibit 10.2

Alex Fassbender
c/o ThermoEnergy Corporation
124 West Capitol Ave.
Little Rock, AR 72201

December 17, 2007

To: Quercus Trust
1835 Newport Blvd.
A109 – PMB 467
Costa Mesa, CA 92627

To: ThermoEnergy Corporation
124 West Capitol Ave.
Little Rock, AR 72201

Dear Sirs:

Reference is made to the patent license agreement between myself and ThermoEnergy Corporation (the “Company”) dated October 1, 2003 (the "Agreement"). As a direct inducement to Quercus Trust to invest at least $5 million in the Company, and in consideration of the personal benefit to me of such investment, I agree to the following modifications to the Agreement, to take effect upon the date of Quercus Trust's initial $5 million investment in the Company (which modifications shall be deemed to be an amendment to the Agreement and as to which Quercus Trust shall be an intended third party beneficiary):

1.  I irrevocably and forever waive my termination rights under Sections 5 and 10(E) of the Agreement.

2.  I agree that under Section 13 of the Agreement, the Agreement may be assigned or transferred by the Company with my consent, not to be unreasonably withheld. Notwithstanding the foregoing, the Agreement may be assigned or transferred without requiring my consent in the following circumstances: in connection with a merger or other reorganization of the Company, a transfer of all or a substantial part of the assets of the Company including the technology licensed under the Agreement, or the sale of the business operations to which the Agreement relates, or if there are two or more business operations utilizing the licensed technology, in connection with a transfer of partial rights under the Agreement. I further agree under such Section that I shall not be permitted to transfer the Agreement or my rights thereunder without the consent of the Company, which shall not be unreasonably withheld.

Except as modified hereby the Agreement remains in full force and effect.

Yours truly:	AGREED & ACKNOWLEDGED:

/s/ Alexander Fassbender	ThermoEnergy Corporation

By: /s/ Dennis Cossey